UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                    )

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STEREOTAXIS, INC.

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STEREOTAXIS, INC.

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

(314) 678-6100

SUPPLEMENT DATED MAY 10, 2021

TO THE

PROXY STATEMENT DATED APRIL 9, 2021

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2021

On April 9, 2021, Stereotaxis, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission, which was distributed in connection with the Company’s Annual Meeting of Stockholders scheduled for May 20, 2021 (the “Annual Meeting”). The Company is providing this supplemental disclosure in respect of Proposal 4 “CEO PERFORMANCE SHARE UNIT AWARD” described in the Proxy Statement.

Methodology. On pages 31-32 of the Proxy Statement, we provided certain background on the methodology followed by the Compensation Committee and the Board in creating, assessing and recommending the PSU Agreement. The following supplements that description.

Background on Initial Discussions Regarding Mr. Fischel’s Compensation. Mr. Fischel was initially appointed as Acting Chief Executive Officer of the Company on February 3, 2017, to serve in such capacity until such time as the Company appointed a new chief executive officer. As such, Mr. Fischel received no salary or bonus and did not participate in the Company’s benefit programs. In recognition of his leadership of the Company, Mr. Fischel eventually assumed the Chief Executive role for the longer term, not in an “acting CEO” capacity.

In light of those factors, and prior to the Board tasking the Compensation Committee to develop an incentive compensation program to ensure Mr. Fischel’s continued leadership and to incentivize him with creating significant stockholder value in the fourth quarter of 2020, the Compensation Committee and the Board had engaged in various informal discussions regarding the need to compensate Mr. Fischel for his leadership in the Company’s resurgence and recent accomplishments, and well as ensuring its current financial stability. The independent board members had considered this an important goal prior to the fourth quarter of 2020 and had discussed with Mr. Fischel the need and desire of the Board to evaluate and establish an appropriate compensation package for his services as the Company’s chief executive officer.

As previously disclosed, the Company’s Compensation Committee and Board were impressed with several recent examples of equity-driven executive compensation plans that maximized alignment with stockholders. Such plans are generally differentiated from typical CEO compensation arrangements due to their 100% pay-for-performance feature along with a long-term service commitment, the combination of which aligns CEO compensation with long-term value creation for all stakeholders, including employees, customers and stockholders. The Compensation Committee and Board looked to the overall structure of a compensation plan implemented by Tesla for its CEO, with approximately 10% equity ownership possible upon the achievement of goals for stockholder value creation which the Board and Compensation Committee viewed as highly ambitious. Based on that, the Compensation Committee asked Mr. Fischel to develop a term sheet that was based on the Tesla model, with appropriate adjustments, for the Committee’s consideration. Following development of the term sheet and delivery of the term sheet to the Compensation Committee, Mr. Fischel was asked to negotiate terms of an agreement consistent with the term sheet with Company counsel, acting on behalf of the Company. The Compensation Committee regularly reviewed drafts of such terms, negotiated changes, and made adjustments as the Committee deemed advisable.

Directors. As previously noted in the Proxy Statement, for each of the relevant Compensation Committee and Board meetings, both Mr. Fischel and Dr. Nathan Fischel, Mr. Fischel’s father, abstained from voting on matters relating to the CEO Performance Award and the PSU Agreement. Mr. Fischel attended all Compensation Committee and Board meetings, and Dr. Fischel attended all full Board meetings but no Compensation Committee meetings. Neither individual recused himself from the portion of the deliberations in which the PSU Agreement was discussed, and Mr. Fischel participated substantially in the discussions of such proposed agreement due to his familiarity with the material terms thereof.

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In addition, as the Company has previously disclosed as early as the Form 8-K dated September 22, 2016 (filed on September 28, 2016), Mr. Fischel, Arun Menawat and Joseph Kiani were appointed to the Board in September 2016, all in connection with closing of the sale of common stock and warrants pursuant to a Securities Purchase Agreement dated September 26, 2016 (the “Purchase Agreement”). Dr. Menawat was appointed as a Class I Director with a term expiring at the 2017 annual meeting of stockholders. Messrs. Fischel and Kiani were appointed as Class II Directors with a term expiring at the 2018 annual meeting of stockholders. These directors have confirmed to the Company that neither they nor their investment vehicles constitute a “group” within the meaning of the federal securities laws. Further, other than the transactions contemplated by the Purchase Agreement, these directors have confirmed that there are no other transactions, proposed transactions or other business relationships among such directors or their various investment vehicles. Apart from the relationship between Mr. Fischel and Dr. Nathan Fischel, all other directors are independent from the Company and independent of each other.

Considerations in the Design of the CEO Equity Award. Our Compensation Committee and Board evaluated the PSU Agreement in the context of general features of such equity-driven executive compensation plans with modifications best suited for the Company’s particular business circumstances. Specifically, the Compensation Committee and Board noted that the predominant market practice is to use stock price and market capitalization hurdles to align performance with stockholder value creation, as the Company did. The Compensation Committee and Board were supported in the identification and evaluation of a broader set of such similarly designed equity compensation agreements by information provided by Compensia Inc., which was retained after the development of the initial term sheet and generation of initial drafts of the PSU Agreement. Compared to this broader set of agreements, the initial $1 billion market capitalization threshold was slightly below the 50th percentile for compound annual growth rate (CAGR) for initial vesting tranches for similar equity awards (using an assumed stock price of $5.00 as of the date of the approval), while the CAGR required for the highest $5.5 billion threshold reflected an approximately 70th percentile compared to other awards. The measurement period for the market capitalization milestones used 90-day trading averages to reduce the impact of stock price volatility, a feature beneficial for stockholders. The Company ranked in the higher percentiles in terms of number of shares awarded as a percentage of common shares outstanding and accounting valuation of the award compared to market capitalization, although these did not reflect Company specific factors such as a lack of material traditional cash compensation, significantly higher fully-diluted shares compared to outstanding common shares, and the lower market capitalization of the Company relative to other companies included in the dataset. The performance period of 10 years is longer than typical for similar awards, but the Compensation Committee and Board believed it was appropriate given the ambitious milestones and unique long-term nature of technology development in the medical field. The five- and ten-year service requirements in the PSU Agreement, along with the at-will employment of Mr. Fischel, were also identified as features that are not commonly found in similar awards, but that are favorable to stockholders and would encourage Mr. Fischel to maintain a long-term outlook on Company value. The award also features a clawback provision in Section 6 of the PSU Agreement.

In addition, we note that prior to final approval of the CEO Performance Award, the Compensation Committee reflected various recommendations from Compensia, including as to tranching of the award, and from outside counsel, including as to certain tax and deferred compensation structuring matters, each of which the Committee believed to be favorable to the stockholders.

Compensation of Certain Advisors. Under the terms of their respective engagement letters, Compensia provided the Compensation Committee with independent compensation consultancy services and Globalview Advisors Corporation provided the Board and the Company its services as independent valuation expert, in each case for a customary fee and reimbursement of reasonable expenses, none of which was calculated with reference to the value of the award or contingent upon approval of the Compensation Committee, Board or stockholders of the PSU Agreement. In addition, the Company agreed to indemnify each of Compensia and Globalview, and their respective affiliates, directors, officers, agents and employees and each person, if any, controlling such entity or any of their respective affiliates against certain liabilities and expenses related to or arising out of their respective engagements. In April 2021, the Compensation Committee engaged Compensia to serve as an independent compensation advisor on executive compensation matters, including providing consulting support related to compensation peer group design and Board compensation.

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Accounting Considerations. We had previously disclosed on page 35 of the Proxy Statement the accounting consequences of the award, noting that we follow FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees based on the grant date “fair value” of these awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee is required to render service in exchange for the option or other award.

In our Proxy Statement, we had noted that the PSU Agreement was expected to result in the recognition of stock-based compensation expense over the derived requisite service period pursuant to ASC Topic 718, which amounts would be reflected in our financial statements commencing in the quarter in which the grant date occurred for accounting purposes. This disclosure supplements our discussion of such accounting considerations.

The market capitalization requirement is considered a market condition under ASC Topic 718 and is estimated on the grant date using Monte Carlo simulations. The recognition of stock-based compensation expense of all the tranches commenced on February 23, 2021, the grant date for accounting purposes. Under ASC Topic 718, meeting the ten market capitalization milestones is not considered in determining the timing of expense recognition. The expense will be recognized on an accelerated basis through 2030. Key assumptions for estimating the performance-based award’s fair value at the date of grant included share price on the date of grant, volatility of the Company’s common stock price, the simulated rolling 90-day average market capitalization over the term of the PSU Agreement, the risk free interest rate, and grant term.

If Mr. Fischel continues to serve as CEO or in a similar capacity through 2030, total stock-based compensation expected to be recorded as a non-cash charge to operating expense for the CEO Performance Award will be approximately $57.4 million for all ten tranches in the aggregate and is expected to be approximately $0.7 million for the quarter ended March 31, 2021. As of March 31, 2021, the Company will have approximately $56.7 million of total unrecognized stock-based compensation expense remaining under the CEO Performance Award.

We note that this accounting calculation for “fair value” of the awards is not a reflection of the actual likelihood or probabilities of any or all milestones being met, or of the actual value of shares that may be granted. A description of the potential value of the stock awards was included on page 34 of the Proxy Statement, providing such value calculations across the range of potential scenarios. Assumptions relating to the market condition of the PSU award are incorporated into the estimate of the grant date fair value. The probability of satisfying the market condition is considered in the estimate of the grant date fair value, using the Monte Carlo method. Compensation cost of awards with a market condition, such as the PSU Agreement, will not be reversed solely because the market condition is not satisfied. The PSU Agreement does not contain operational milestones, and the calculation of grant date fair value does not therefore reflect an assessment or expectation of future operational results of the Company. At the time of approval of the PSU Agreement, the Compensation Committee and the Board were aware that additional accounting work would be needed to finalize the grant date fair value. Finalization of the accounting valuation was not considered to be a material factor in its determination that approval of the CEO Performance Award was in the best interests of the Company and the stockholders, as the terms of the award and their impact on stockholder dilution at each milestone was fixed irrespective of accounting value.

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